                                                                  EXHIBIT 10.30

                              Master OEM Agreement
                                    between
                                  Verity, Inc.
                              1550 Plymouth Street
                             Mountain View, CA 94043

                                       and

                               OBJECT DESIGN, INC.

                                    Licensee

                             25 Burlington Mall Road
                           Burlington, MA 01803-4194

     This Master Partner Agreement sets forth the terms and conditions which the parties agree that Verity, Inc. ("Verity") grants the Licensee certain non-exclusive and nontransferable rights to the software and related documents identified below. Attached are the general terms and conditions describing and governing the relationship between Licensee and Verity. In addition, for certain software, including third party software, execution of additional Product Addenda or Third Party Adderida, may be necessary, as indicated below.

     Verity has three general types of Verity Partners. They are:

     VALUE ADDED RESELLER (VAR) PARTNER: A VAR is an application developer who will bundle or ship Verity's API with their own application solution. They will have expertise in a particular industry segment or vertical market (such as manufacturing, distribution, healthcare, or accounting) or horizontal market (such as document management, interact, email, groupware). The VAR's added value is in their application and in the form of custom software development and consulting services. The VAR will use Verity development products for creation of their own applications and will resell application-specific development and run-time licenses and support services.

     SYSTEMS INTEGRATOR (S) PARTNER: A Systems Integrator acts as a prime contractor for end user customers who have application projects pending and a lack of expertise or staff to develop and deploy the project. An SI will work with the customer to select the appropriate tools such as hardware, networking, database, and applications to meet the customer's requirements. SI's have relationships with multiple hardware and software vendors, and are highly technical. The SI's added value is turnkey implementations with one point support and will sell to the customer full development, run-time licenses, end user products and integration services to tie a system all together.

     OEM: An OEM is an application developer who will embed Veritys API within their own application solution. Like a VAIL the OEM's added value is in their application and in the form of custom software development and consulting services. The OEM also will use Verity development products for creation of their own applications and will resell application-specific development and run-time licenses and support services. However, since the Verity software is embedded with the application, an OEM is authorized to reproduce the software and pay royalties to Verity for each copy made.

     Licensee is a:                     Software licensed includes:
     ____ Standard VAR                  x___      Topic(R) Tools
          Premier VAR                    ___      Topic(R) Enterprise Server
          Standard SI                    ___      Topic(R) Internet Server (Product Addendum Required)
          Premier SI                     ___      Topic(R) Agent Server (Product Addendum Required)
     x___ Standard OEM                   ___      Topic(R) News Server (bundle) (Product Addendum Required)
                                         ___      Topic(R) CD Publisher (Product Addendum Required) (OEM Only)
          Reproduction Method:           ___      Topic(R) Client
     ____ Standard                       ___      Topic(R) Client for Lotus Notes (Coming Soon)
     ____ Disposable CD                  ___      Topic(R) Client for MS Exchange (Coming Soon)
     (Reproduction Addendum                  ____     Spyglass (Third Party Addendum Required)
     Required)                           ___      Adobe (Third Party Addendum Required)
                                         ___      Netscape (Third Party Addendum Required)


                        OEM GENERAL TERMS AND CONDITIONS

1. LlCENSE GRANT.
   -------------
     1.1 APPOINTMENT OF LICENSEE. Verity hereby appoints Licensee as an OEM and grants Licensee certain rights to the software products identified on the cover page of this Agreement ("Software"). The Software may consist of two (2) separate types of components: (i) that So,are ("Development Software") which is used to develop application programs ("Applications") and (ii) that Software ("Run-Time Softvare") which must be distributed with the Applications to enable them to operate. All Software is object, code only. The parties acknowledge that distribution of certain Software may require the execution of additional Product Add. endum. In addition, the Software may have embedded within or bundled with the Verity owned portions, software proprietary to and owned by third parties (the "Verity Licensors"). All Software shall be subject to the terms and conditions of this Agreement and to the additional terms and conditions included in any Product Addendum and Third Party Licensor Addendum. 1.2 The Development Software.

     1.2.1 Licensee shall have a nonexclusive, nontransferable right to use the number of copies of the Development Software on the platform ("Platform") at Licensee's location ("Site") for use only by the authorized number of users as specified in EXHIBIT A for internal development of Applications, to be used internally by Licenscee pursuant to the terms and conditions of this Agreement, and related internal demonstration and training purposes. In connection with such use, Licensee shall have the right to make a reasonable number of copies of the Development SotSware for normal backup and archival purposes. The Applications developed shall conform to the Verity Data Access Standards set forth in EXHIBIT D.

     1.2.2 In addition, Licensee shall have a nonexclusive, nontransferable right to market and distribute the Development Software to those parties who acquire the Applications for their own business or personal use ("End Users") to be used only in conjunction with and in support of Licensee's Applications on the same Platform or CPU as the Application ("Application Specific Development Software"). Licensee may further distribute the Application Specific Development So,are to those parties ("Resellers") who acquire Applications for remarketing to End Users directly or indirectly. Each copy of the Application Specific Development Software shall be limited to a Platform and an authorized number of users and shall be reported by Licensee in its quarterly sales report to Verity along with the End User or Reseller zip code and date of shipment. Application programs licensed, and maximum number of authorized users. In addition, if Licensee actively solicits and recommends to its End Users to license Development Software directly from Verity, Licensee shall be entitled to receive a commission on sales by Verity to Licensee's End Users resulting fi'om such referral provided Licensee follows the procedures set forth in EXHIBIT A.

     1.3 The Run-Time Software.
         ---------------------
     1.3.1 Licensee shall have a worldwide, nonexclusive, nontransferable right to use, market, reproduce, and distribute the Run-Time Software bundled with the Applications. Licensee's right to distribute Run-Time Software is restricted to End Users and Resellers for use only on those Platforms for which Licensee has obtained a Development Software license. Licensee agrees that the marketing and distribution rights granted for the Run-Time Software are conditioned on the obligation of Licensee to add value to the Run-Time So are in the form of Applications developed by Licensee, as described in EXHIBIT C. The Application shall not provide direct or exposed access to the development capabilities of the Development Software, unless specifically provided for in EXHIBIT C. The Application shall access, modify, and/or manipulate only those Collections which it creates, unless specifically provided for in EXHIBIT C. "Collection" shall mean the data structures created by the Development So are and required for the Run Time Software to operate. Licensee agrees that Verity reserves the option to develop and distribute applications that access and enhance Collections created by the Application. In the event the Application requires a gateway, prior to the first shipment of the first Application release which incorporates the gateway, Licensee will provide to Verity and grant a perpetual license to use the executable implementation of such gateway according to EXHIBIT D. SUBJIECT TO LICENSEE'S LICENSE AGREEEEMENT.

     1.3.2 Any distribution of the Application shall be accomplished under a written license agreement ("Sublicense Agreement") between the Licensee and the End User or Reseller to whom such distribution is made. Each Sublicense Agreement shall contain terms and conditions which are substantially. equivalent to, or more prohibitive than, the prohibitions contained in Licensee's license agreement for its own software products." Licensee shall provide Verity a copy of the standard Sublicense Agreement. Licensee shall use commercially reasonable efforts to enforce each Sublicense Agreement with at least the same degree of diligence used in enforcing similar agreements governing end users of Licensee's own products. If Licensee does not take appropriate action then Licensee will grant Verity the right to take action to the extent that its' software is involved in any breach of this Agreement. Licensee shall promptly notify Verity of any material breach under a Sublicense Agreement of it becomes aware, and will reasonably cooperate with Verity and/or Verity Licensors in'any legal action to prevent or stop unauthorized use, reproduction, or, distribution of the Software. Licensee shall also require its Resellers to include terms and conditions substantially similar to those in this Section in all similar sublicense agreements throughout the distribution channel. Licensee acknowledges that Licensee has no right to (i) use, or sublicense others to use, the Run-Time Software for commercial time-sharing, rental, or service bureau use, unless specifically authorized in a Product Addendum.
                                                                        Page 2

          1.3.3 Licensee may sublicense its right to reproduce the Run-Time Software only to those subcontractors who agree in writing to be bound by the terms of this Agreement, including, but not limited to, Section 8. Licensee and/or subcontractors will ensure that each copy of the media containing the Software (i) is manufactured under a quality assurance program to test for known viruses in the Software; (ii) will not contain any embedded device or code (e.g. back door, time bomb, Trojan Horse or worm) that is intended to obstruct or prevent use of the Software; and
     (iii) contains all appropriate copyrights and proprietary notices contained in the original Software.

         1.4 DOCUMENTATION. Licensee shall have a nonexclusive and nontransferable right and license to use, modify, and reproduce the documentation provided by Verity for the Software ("Documentation") solely for distribution with such Software and the ApplicatioNs to Resellers and End Users.

         1.5 SAMPLE APPLICATIONS. Licensee agrees to deliver to Verity ten (10) copies of the Application upon the first commercial shipment of the Application pursuant to the terms of Licensee's Limited Use License Agreement. Verity shall have a non. exclusive, nontransferable, royalty-free, fully-paid right and license to demonstrate and market such copies. Verity shall have no right to use the Application for any other purpose including for resale or internally as an end user.

     1.6 The rights and obligations of Licensee under this Agreement shall apply to a subsidiary of Licensee, provided that such subsidiary is bound by the terms of this Agreement and Licensee remains directly responsible for its obligations hereunder.

     2. TERM. This Agreement shall remain in effect for an initial term of three
     (3) years from the Effective Date unless otherwise terminated in accordance with Section 13. The Agreement will renew automatically for successive one
     (1) year terms unless written notice of termination is received by either party at least thirty (30) days prior to the end of the then-current initial term or renewal term.

     3. LICENSE FEES. Fees (including sublicense fees) for the Software and for all related support, training and other services offered by Verity are set forth in EXHIBIT A. Licensee will pay all applicable shipping charges and taxes (except for taxes based upon Verity's net income). The fee for Licensee's initial order shall be invoiced upon shipment of initial order by Verity. All additional amounts required to be paid to Verity hereunder shall be paid within thirty (30) days from the date of Verity's applicable invoice.

     4. ORDERING AND DELIVERY OF SOFTWARE. All orders for Software or other products or services issued by Licensee shall be deemed subject to this Agreement and shall specify the quantity ordered, the discounted price, Platform, and the location thereof. Licensee understands and agrees that any additional terms and conditions of the Licensee's order shall be void and of no effect. No orders shall be binding until the earlier of Verity's written confirrmation or shipment. Upon receipt of Licensee's initial purchase order, Verity shall deliver to Licensee (i) the initial order of Development Software, (ii) one (1) golden master copy of the Run-Time Software on magnetic media and (iii) one (1) copy of the Documentation. Verity shall deliver to Licensee one (1) copy of any Error Corrections or Software Updates to the Software on magnetic media and one (1) copy each of the applicable Documentation, if any, promptly upon distribution by Verity of such Error Corrections and Updates to other Verity OEMs. All shipments shall be FOB shipping point, provided, however, in the event the Software is damaged in transit, Licensee shall be entitled to replace the Software for the cost of the media only. All orders delivered shall be deemed accepted by Licensee upon delivery.

     5.  SOFTWARE SUPPORT AND TRAINING.

          5.1 INTERNAL SOFTWARE SUPPORT. During the term of this Agreement, Licensee may obtain Software support, as further described in EXHIBIT B from Verity for each copy of Software used internally by Licensee. All items delivered by Verity in providing such support, including Error Corrections and Software Updates, shall be deemed to become a part of the applicable Software and shall be subject to all terms and conditions of this Agreement. Fees for internal Software support are described in EXHIBIT A and are invoiced by Verity annually, at the beginning of the initial term and upon each anniversary of the execution date.

          5.2 SECOND-LINE SOFTWARE SUPPORT (optional). Licensee is responsible for providing front-line support to its End Users and Resellers with respect to Software installation, on-going technical support, training and consultations. Any direct request to Verity for support services by the Licensee's End Users or Resellers will,be referred to Licensee. In addition to the fees for support services obtained in Section 5.1, Licensee shall submit to Verity an annual second-line support fee as set forth in EXHIBIT A.

          5.3 TRAINIG. Licensee may send, at a minimum, one (1) technical employee to Verity's technical training program within ninet3 (90) days of the Effective Date of this Agreement, or if no training class is available during such ninety (90) day period, as soon as such class becomes available. At all times during the term of this Agreement, Licensee shall maintain employment of at least one (1~ employee who has received such training. Licensee shall sign up for initial training upon execution of this Agreement. Training shal be charged to Licensee as specified in EXHIBIT A. Licensee shall also be responsible for all travel related expenses of its employees.

        6. RECORDS AND REPORTS.
           -------------------



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



          6.1 RECORDS. Licensee shall keep accurate records and accounts in accordance with standard business practices in the computer industry and generally accepted accounting procedures. Verity may inspect Licensee's records and system for accounting and tracking sublicense fees, on fifteen
     (15) days notice to Licensee. Such inspections are solely for the purpose of verifying Licensee's compliance with the provisions of this Agreement and will be conducted by independent accountants or consultants, reasonably acceptable to Licensee, who sign non-disclosure agreements with Licensee to protect Licensee's confidential information. Verity's rights hereunder shall remain in effect through the period ending six (6) months from the termination or expiration of this Agreement. In the event any inspection of Licensee's records indicate an underpayment of an amount equal to or greater than five percent (5%) of any amounts due hereunder, Licensee shall promptly reimburse Verity for all reasonable expenses associated with such inspection along with the deficient amounts.

          6.2 REPORTS. On a quarterly basis, Licensee shall provide Verity with a written sales report. Such reports shall, at a minimum, contain information detailing each item of Software distributed for the applicable reporting quarter, including (i) the number of copies sold during the reporting period and the location of distributions (county or state), broken down by month and on a cumul.ative basis; (ii) an accounting of the sublicense fees associated with such copies; and (iii) second-line support. fees due to Verity associated with such copies. Such reports shall be provided no later than sixty (60) days after the end of each calendar quarter.

     7. TITLE, USE OF TRADE NAMES AND TRADEMARKS.
     -------------------------------------------


          7.1 PROPRIETARY RIGHTS. Title and ownership of all proprietary rights in the Software, including any copyright, patent, trade secret, trademark or other intellectual property right, will at all times remain the property of Verity and the Verity Licensors. Licensee agrees not to remove or obliterate any copyright, trademark or proprietary rights notices of Verity or the Verity Licensors from the Software or Documentation and shall reproduce all such notices on all authorized copies of the Software or Documentation made by Licensee. Licensee shall not modify, translate, disassemble, decompile, reverse engineer or cause or allow discovery of the source code of the Software in any way. In addition, Licensee shall include a copyright notice in the start-up or "About" screen of the Application indicating that portions of the Application include technology used under license from Verity, Inc.

        7.2 TRADEMARKS. Licensee will place the relevant Verity and Verity Licensor logo or trademarks ("Trademarks") and short text provided pursuant to Exhibit F JJP 2/2/96 by Verity in appropriate packaging, marketing and/or distribution material, in conjunction with its own logo and trademarks. Verity hereby grants to Licensee a non-exclusive, limited license to use the applicable Trademarks solely in Licensee's distribution, advertising and promotion of the Integrated System. Licensee's use shall be in accordance with Verity's reasonable policies regarding advertising and trademark usage as established from time to time. Licensee agrees not to affix an5 Trademarks to products other than the Software. Licensee agrees to cooperate with Verity in facilitating Verity's monitoring ant control of the nature and quality of such products and services, and to supply Verity with specimens of use of the Trademarks upor request. Licensee understands and agrees that the use of any Trademark in connection with this Agreement shall not create any right. title or interest, in or to the use of the Trademark and that all such use and good will associated with the Trademark will inure to benefit of Verity and Verity Licensors. Licensee and its Resellers agree not to register or attempt to register any Trademarks.

          7.3 Nothing in this Agreement shall be construed as prohibiting or restricting either party from independently developing acquiring and marketing materials or programs that are competitive with the Software, provided that such development or acquisitior is accomplished (I) without the use or reference to the software or other technology or Confidential Information of the other party ant (ii) without violating the confidentiality and other provisions of this Agreement.

          7.4 Licensee Title to Application Verity acknowledges that subject to Verity's rights hereunder, that Licensee shall own al copyrights and other proprietary fights in Applications developed pursuant to the terms and conditions of this Agreement.

          8. CONFIDENTIALITY. Each party shall hold in confidence all materials or information disclosed to it in confidence hereuncle ("Confidential Information") which are marked as confidential or proprietary, or if disclosed verbally, reduced to writing and marke~ confidential within thirty (30) days after the date of disclosure. Confidential Information shall also include any new produc information or the results of any bench mark or similar tests on the Software conducted by Licensee or divulged by Licensee to Verir~ however Licensee may disclose the results of benchmark tests it runs on its Application provided such results do not (1) identi~ performance of the Software or (ii) provide comparative information between the Software and the products of Verity's competitor. Each party agrees to take precautions to prevent any unauthbrized disclosure or use of Confidential Information consistent wit precautions used to protect such party's own confidential information, but in no event less than reasonable care. The obligations ofth parties hereunder shall not apply to a) any materials or information that is or becomes a part of the public domain through no act c omission of the receiving party or b) which is independently developed by the receiving party; c) Information rightfully received b receiving party from a third party without confidential limitations; d)information known to receiving party prior to first receipt c same by disclosing party; e) information thereafter disclosed by the disclosing party to a third party without restriction to in disclosure;.f) information which is disclosed pursuant to court order or by operation of law provided the party making the disclosure has given prior notice to the other party so that the other party may attempt to obtain a protective order limiting disclosure and use such information..

          9. WARRANTY. Verity warrants to Licensee that for a period of ninety
     (90) days from the date of delivery of the Software Licensee that the Software used by Licensee shall substantially perform in accordance with Verity's applicable Documentation.

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Licensee's sole and exclusive remedy shall be for Verity to modify or correct the Software or, if Verity is unable to provide a reasonable work-around for the error, Verity will accept the return of the defective Software in Licensee's possession and Verity will refund the license fees paid by Licensee for such Software. This warranty shall not apply to any Software which has been modified by Licensee or by any party other than Verity, which has been improperly installed or used, or which is used in any manner other than as authorized under this Agreement. EXCEPT AS SET FORTH IN THIS SECTION, VERITY AND VERITY LICENSORS MAKE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF THE MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. The Software is warranted only to Licensee and Licensee shall not extend any warranties for or on behalf of Verity or Verity Licensors to End Users, Resellers, or any other third parties.

9.1 Verity represents and warrants that no claim of infringement of any patent, copyright, trademark, trade secret or other proprietary right is pending against Verity, where such claim would materially and adversely effect the rights of the parties hereunder.

9.2 Verity represents and warrants that Verity has not in introduced into the Software any routines or subroutines which could damage or destroy data or other materials stored on Licensee's comlbuter system.

9.3 Verity represents and warrants that the services furnished by Verity under this Agreement will be performed in a manner satisfactory to Licensee. Verity shall re-perform deficient services and Licensee shall be entitled to recover the fees paid for services that Verity fails to provide in a satisfactory manner.

10. INFRINGEMENT INDEMNIFICATION. Verity agrees to indemnify, defend and hold Licensee harmless from all settlements agreed to by Verity and all costs and damages awarded to a third party arising out of any legal action based on a claim that the Verity Software as delivered to Licensee infringes a U.S. copyright, U.S. patent, U.S. registered trademark or Irade secret under U.S. law of a third party. Such obligation is subject to the following conditions (i) Licensee shall notify Verity in writing within thirty (30) days of the date Licensee f'lrst becomes aware of a claim thereof; (ii) Verity has sole control of the settlement, compromise, negotiation, and defense of any such action, provided that Licensee may participate in such action at Licensee's own expense; and (iii) Verity may, at its option, obtain the right to continue use of the Software, substitute other equivalent software, or modify the Software so it is no longer infringing, or if none of the foregoing remedies are available, terminate Licensee's right to the allegedly infringing Software and refund to Licensee the mount which Licensee has paid for such Software, depreciated on a straight-line basis over a five-year period. The foregoing indemnity shall not apply to any infi'ingement claim arising from Software which has been modified by parties other than Verity or use of the Software in conjunction with other software or hardware where use with such other software or hardware gives rise to an infringement claim. The parties agree to cooperate in good faith in the defense of any legal action or suit brought by a third party based on any claim that the Software violates or infringes upon the existing rights of such third party. THE FOREGOING STATES LICENSEE'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS OF INFRINGEMENT OF THIRD PARTY PROPRIETARY RIGHTS OF ANY KIND, AND VERITY AND VERITY LICENSORS EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OF NONINFRINGEMENT. Licensee shall similarly indemnify and hold Verity harmless from and against any claim that an Application developed or distributed by Licensee infringes any U.S. patent, U.S. copyright, U.S. registered wademark, wade secret under U.S. law of a third party upon the same terms as set forth above.

11.  LICENSEE INDEMNIFICATION.
Licensee agrees to indemnify and defend or settle, at Licensee's own expense, any action or other proceeding brought against Verity by a third party to the extent it is based upon any act or omission of Licensee in violation of the terms of this Agreement. Licensee will pay any and all costs, damages, and expenses (including but no limited to reasonable attorney's fees) awarded against Verity in any such action or proceeding attributable to any such claim provided (I) Licensee is notified of it promptly in writing; (ii) Licensee has primary control of its defense or settlement; and (iii) Verity provides Licensee with reasonable cooperation in its defense and settlement.

12. LIMITATION OF LIABILITY. VERITY'S AND VERITY LICENSORS' AGGREGATE LIABILITY UNDER ANY CLAIMS ARISING OUT OF THIS AGREEMENT SHALL NOT EXCEED THE AGGREGATE FEES PAID BY LICENSEE TO VERITY. VERITY AND VERITY LICENSORS WILL NOT BE LIABLE FOR LOST PROFITS OR FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, REGARDLESS OF THE FORM OF ACTION, EVEN IF VERITY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

LICENSEE WILL NOT BE LIABLE FOR LOST PROFITS OR FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, REGARDLESS OF THE FORM OF ACTION, EVEN IF VERITY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, PROVIDED HOWEVER THAT NO LIMITATION OF LIABILITY SHALL APPLY TO CLAIMS ARISING OUT OF ARTICLE 2.

13. TERMINATION. This Agreement may be terminated earlier by either party on thirty (30) written days notice to the other party if the other party fails to materially perform any obligation hereunder and such failure is not cured within such thirty (30) day period. Upon termination or expiration, Licensee shall no longer have the right to order or reproduce any Software, all open orders shall automatically terminate, and Verity shall have no obligation to fill such orders. In such event, Licensee shall immediately cease using, marketing, reproducing and distributing the Software and shall return all copies thereof to Verity along with a certification signed by an officer of Licensee that no copies have been retained by Licensee for any purpose whatsoever. However, if the Agreement terminates or expires for any reason other than Verity's termination of Licensee in accordance with this Section, Licensee shall have the right to distribute all copies of the Software paid for hereunder which is then in its inventory on the effective date of termination; and Licensee shall have the right to continue to use the Software internally at no additional charge upon execution of Verity's then-current applicable end user agreement to support internally deployed Applications, and End-User customers who have valid Sublicense Agreements in effect on the effective date of termination. The obligations of each party under Sections 3, 6.1, 6.2, 7.1, 8, 9, 10, 11, 12, 13 and 14 shall survive termination or expiration of this Agreement.

14. OTHER OBLIGATIONS.

14.1 MARKETING.
     ---------

Marketing treatment: Partner will use reasonable efforts to provide at least equal marketing treatment and opportunities to Verity as it provides to other vendors and product partners of Partner.

Home Page Search: Partner will, during the term of the Agreement, but no later than one year from the date of execution of this Agreement, set up and use Verity search technology as the default search used from Partner's web site. Partner will also feature the Verity logo prominently in its incorporation of the Verity search technology on its web site.

Link to Verity Home Page: Partner will provide a link on the Partner web site page to the Verity home page, and similarly Verity will provide a link on its Partner page to Partner's home page.

Announcement Cooperation: Partner and Verity agree to issue a joint and mutually agreed upon press release announcing the project involving the Application ("Partnership") and Verity's participation and value not more than 60 days from the executionof this Agreement. Partner will reasonable efforts to feature Verity in all press announcements regarding the Project and have Verity's brand identity included in announcement materials, promotional materials and programs associated with the introduction of the Partnership to industry, press and potential Subscribers.

Partner will cooperate with and support Verity in its press release materials, and provide reasonable efforts in support of an event that Verity might execute to highlight its inclusion as a key technology within the Project.

15.  MISCELLANEOUS
     -------------

15.1. NO ASSIGNMENT Neither party may transfer or assign this Agreement by operation of law, change of control, or otherwise without the prior written consent of the other party, provided however, either party may assign any of its rights under this Agreement to any person and delegate any of its duties under this Agreement to any person or entity which shall acquire or succeed to any substantial part of its business provided such party is not a competitor ofthe other party. Verity.

15.2 NOTICES. Any notice required under this Agreement shall be given in writing and shall be deemed effective upon delivery to the party to whom addressed by (i) express courier upon written verification of actual receipt or
(ii) facsimile upon conf'u'mation of receipt generated by a person. All notices shall be sent to the applicable address on the cover page hereof or to such other address as the parties may designate in writing.

15.3 GOVERNING LAW. This Agreement shall be governed and interpretedby the laws of the State of California. The parties agree that the United Nations Convention on Conuacts for the International Sales of Goods is specifically excluded from application to this AgreemenL. In the event an action is brought to enforce any provision or declare a breach of this Agreement, the prevailing party shall be entitled to recover, in addition to any other amounts awarded, reasonable legal and other related costs and expenses, including attorney's fees, incurred thereby.

15.4 INJUNCTIVE RELIEF. It is expressly agreed that a material breach of Section 2,7 and 8 this Agreement may cause irreparable harm to Verity and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, Verity and/or Verity Licensors may be entitled to injunctive relief against Licensee in the event of any threatened or actual violation of any or all provisions in this Agreement.

15.4.1 SOURCE CODE ESCROW Per Addendum F attached.

15.5 INDEPENDENT CONTRACTOR. Licensee is an independent contractor and nothing in this Agreement shall be deemed to create a joint venture, partnership, or agency relationship between the parties. Neither party has the right or authority to assume or create any obligation or responsibility on behalf of the other.

15.2 NOTICES. Any notice required under this Agreement shall be given in writing and shall be deemed effective upon delevery to the party to whom addressed by
(i) express courier upon written verificatioa of actual receipt or (ii) facimile upon conffirmation receipt generated by a person. All notices shall be sent to the applicable address on cover page hereof or to such other address as the parties may designate in writing.

15.3 GOVERNIG LAW. This Agreement shall be governed and interpreted by the laws of the State of California. The parties agree that the United Nations Convention on Contracts for the Internafional Sales of Goods is specifically excluded from application to this Agreement. In the event an action is brought to enfforce any provision or declare a breach of this Agreement, the prevailing party shall be entitled to recover, in addition to any other amount awarded, resonable legal and other related cost and expenses including attorney's fees, incurred thereby.

15.4 INJUNCTIVE RELIEF. It is expressly that a material breach of Section 2, 7 and 8 this Agreement may cause irreparable harm to Verity and that a remedy at law would be inadequate. Therefor, in addition to any all remedies available at law, Verity and/or Verity Licensors may be entitled to injunctive relief agaist Licensee in the event of any threatened or actual violation of any or all provisions in this Agreement.

15.4.1 SOURCE CODE ESCROW Per Addendum F attached.


15.5 INDEPENDENT CONTRACTOR. Licensee is an independent contractor and nothing in this Agreement shall be deemed t o created a joint venture, partnership, or agency relationship between the parties. Neither party has the right or authority to assume or create any obligation or responsibility on behalf of the other.

15.6 EXPORT. Licensee agrees that it will not exprot or reexport the Software or Applications without the appropriate United States Government or any other government licenses.

15.7 GOVERNMENT END USERS. The Software: (a) was developed at private expense, is existing computer software and no part of it was developed with government funds, (b) is a trade secret of Verity for all purposes of the Freedom of Information Act, (c) is commercial computer software submitted with only those rights provided in Verity's then-current standard end-user license agreement,
(d) in all repects is proprietary data belonging solely ot Verity, (e) is unpublished ad all rights are reserved under the copyright laws of the United States. For units of the Department of Defense (DoD) this Software is licensed only with those rights specified in Verity's then-current standard End User license agreement, and use, duplication or disclosure of the Software is subject tot the restrrictions set forth in such end-user agreement.

15.8 FORCE MAJEURE. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, failure of suppliers, irots, insurrection, fires, floods, stroms, earthquakes, acts of God, war, governmental action, labor conditions, or any othr cause which is beyond the reasonable control of such party.

15.9 ENTIRE AGREEMENT. If any portion of this Agreement is determined to be or cecomes unenforceable or illegal, such portion shall be deemed eliminated and the remainder of this Agreement shall remain in effect in accordance with its terms as modified by such deletion. No waiver of any breach of this Agreement shall be effective unless in writing, nor shall any breach constitute a waiver of any subsequent breach of any provision of this Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior agreements, negotiatons. Moreover, this Agreement shall replace and supersede any Verity end user license agreement included with the package of any Software used by Licensee.
The foregoing is agreed to by:


VERITY, INC.                                    LICENSEE

By:                                             By:
   -----------------------------------            ------------------------------

Name:   Tim Moore                               Name:  JUSTIN PERREAAUT
     ----------------------------------               --------------------------

Title: General Counsel & Vice President         Title: Chief Operating Office
       --------------------------------               -------------------------

Date:     3-20-96                               Date: 2/29/96
    -----------------------------------              --------------------------

VERITY CORPORATION

OEM AGREEMENT (STANDARD OEM)
- -------------------------------------------------------------------------------
                                    EXHIBIT A
                              FEES FOR STANDARD OEM

I.   LICENSED SOFTWARE: as specified on the cover page of this Agreement
     -----------------

2.   LIMITED INTERNAL USE LICENSES. The following are licensed hereunder:
     -----------------------------
                                INITIAL DEVELOPMENT               Additional Development Systems
                                SYSTEM                           (including any third-party products)

                                                 License         License                   License
                                                 -------         -------                   -------
Platform:
  Make/Model                    Windows NT;3.5.1 & Solaris 2.4 and above;HP-UX9.x and 10.x; SGI Irix version 5.3,
versions 6._______________      and if currently supported

Operating system/version        ------------------------  ------------------------  ------------------------
Serial #
                                ------------------------  ------------------------  ------------------------
Media Type:                     CD ROM
                                ------------------------  ------------------------  ------------------------
Number of Users:
                                 ------------------------ ------------------------  ------------------------
SOFTWARE PRODUCT:               TDK
                                ------------------------  ------------------------  ------------------------
Software, at list price:        $ 4950.00                 $                         $
                                ------------------------  ------------------------  ------------------------
Less discount:                  $ 90%                     $                         $
                                ------------------------  ------------------------  ------------------------
NET LICENSE FEE                 $ 495.00 per plafform     $                         $                              $
                                ------------------------  ------------------------  ------------------------
Quantity:                       one of each per nlafform
                                ------------------------  ------------------------  ------------------------
TOTAL LICENSE FEE:              $ 495.00                  $                         $.
                                ------------------------  ------------------------  ------------------------

Additional Development System licenses may be acquired by Licensee for internal use solely for development, demonstration and training purposes at Verity's then-current list price for the Software less the following discount:

                    LIMITED INTERNAL USE DISCOUNT RATE:               90%

4. SUBLICENSE FEE: The sublicense fee will be calculated by discounting the current Verity list price ('Sublicense Fee") for each copy of the Software used for internal business or other productive purposes or distributed by Licensee. Upon execution of this Agreement, Licensee shall pay to Verity a non-refundable Sublicensee Fee prepayment ('Prepaid Sublicense Fees') as follows:

                   Prepaid Sublicense Fees: $25,000.00

The amount of such Prepaid Sublicense Fees shall determine the Sublicense Fee discount applicable to Licensee which shall be applied to Verity's then-current price for the Software as follows:

         Prepaid Sublicense Fees             Sublicense Fee Discount Rates
         -----------------------             -----------------------------

               $ 25,000                                  50%
               $ 50,000                                  60%
               $100,000                                  70%

Royalty fee of 5% of Net Sales of Object Text Manager. For royalties based on a percentage of net Sales, net Sales is def~ned as thc Liccnsee's gross sales for the Application less shipping and handling fees, and any applicable taxes.

The Prepaid Sublicense Fees shall be credited against copies of the Run-Time Software distributed by Licensee. Upon exhaustion of the Prepaid Sublicense Fees, Licensee shall pay all Sublicense Fees or other sublicense related fees within sixty (60) days of the last day of each calendar quarter during which Licensee distributed the Run-Time Safiware, accompanied by the sales report described in Section 6.2 of the AGREEMENT.

5. EVALUATION COPIES: Notwithstanding Paragraph 4 above, Verity grants Licensee and its subsidiaries the right to provide Evaluation copies of the Software to its distributors, VARs and End Users as follows:

  1. TDK Evaluation Software:
  - Limited to maximum 25 copies at any given time
  - Evaluation period of 60 days from receipt by distributors, VARs or End Users unless otherwise authorized in writing by Verity - The end user shall be authorized to use the Software solely for evaluating its applicability to its requirements and not for any commercial or private benefit use.
  - Licensee shall provide Evaluation Copies only to Licensee' s and its subsidiaries' VAILs or End Users who have executed Liccnsee's written evaluation agreement. (ODI will provide Verity with a copy of its standard agreement)

- - Licensee will receive 25 free copies of the Evaluation Software upon the execution of this agrcemcnL
- -Verity will provide all support directly to the End User or VAR for TDK Evaluation Software during the Evaluation period.
- -Licensee will provide Verity with customer information contained in its evaluation agreement in order for Verity to provide support.

     2. Run-Time Evaluation Sof~vare:
- - Limited to maximum 100 copies at any given time
- - Evaluation period of 60 days from receipt by distributors, VARs or End Users unless otherwise authorized in writing by Verity
- - The end user shall be authorized to use the Software solely for evaluating its applicability to its requirements and not for any commercial or private benefit use.

- - Licensee shall provide Evaluation Copies only to Licensee* s and its-subsidiaries* distributors, VAILs or End Users who have executed Licensee's written evaluation agreement. (ODI will provide Verity with a copy of its standard agreement)

- - Licensee will receive 100 free copies of the Evaluation Software upon the execution of this agreement.

- - Verity to provide an additional 50 copies of Run-Time Evaluation Software to Licensee for use only by Licensee*s sales personnel in demonstrating Verity software capability. These copies will not be included in 100 maximum total.

7. INTERNAL SUPPORT: The annual fee for internal support for each platform used by Licensee shall be based on Verity's then-current list price for the Software used internally multiplied by the following rate:

        INTERNAL SUPPORT FEE RATE:        18%

         Except that the rate for the Topic Tool Developer Kit shall be $1,495.00 per annum.

Such fee shall be invoiced by Verity annually, at the beginning of the initial term and each renewal term of the Agreement.

8. SECOND-LINE SUPPORT: The annual fee for second-line support for all of Licensee's customers that obtain support services for the Application from Licensee shall be based on the discounted then-current Verity list price of the Software multiplied by the following rate:

        SECOND-LINE SUPPORT FEE RATE:     7.5%

Such fee to be submitted with the quarterly sales report as described in Section
6.2 of the Agreement for all new customers and all customers renewing annual maintenance during the applicable quarter.

9. TRAINING. All TDK training for Licensee's employees delivered on site at Verity, shall be made available at Verity's then-current training rates less the following discount:

        TRAINING DISCOUNT:                20%

10. DOCUMENTATION. Verity shall provide one (1) copy of the applicable user documentation with each copy of Development Software. Additional copies are available to Licensee at $65.00.

11. PRICE LIST. Verity reserves the right to withdraw or change the availability of the Software from its then-current product availability and price list at any time

VERITY CORPORATION
OEM AGREEMENT
- -------------------------------------------------------------------------------
                                    EXHIBIT B
                      SOFTWARE SUPPORT TERMS AND CONDITIONS

For all Licensees who purchase Maintenance Services, Verity provides support in the form of Error Corrections, Software Updates, and Hotlinc Telephone Support. For Software which is supported, Maintenance Services arc provided only for the current release and the most. recent previous release of the Software.

The initial effective date of Maintenance Services is the date Software is shipped from Vefity's facility.

DESCRIPTION OF SERVICES PROVIDED DURING A MAINTENANCE PERIOD

     A) ERROR CORECTION. Verity shall exercise commercially reasonable efforts to correct any error reported by the Licensee in the current unmodified release of the Software in accordance with the priority level reasonably assigned to such error by Verity. If a reported error has caused the Software to be inoperable, or the Licensee's notice to Verity states that the reported error is substantial and material with respect to the Licensee's use of the product, Verity shall, as expeditiously as pos.sible; use its best efforts to correct such error or to provide a software patch or bypass around such error. The Lieensee acknowledges that all reported errors may not be corrected.

     B) SOFTWARE UPDATES. Verity provides, at no additional cost, one (1) copy of all published revisions to the printed documentation and one (1) copy of, or authorization to copy, new releases of the products, which are not designated by Verity as new products for which it charges a separate fee.

     c) TELEPHONE HOTLINE SUPPORT. Verity provides telephone assistance to all Licensees who have purchased Maintenance Services. Verity Support personnel are available to answer questions related to Verity's supported products and how they perform with compatible hardware systems. Assistance in the development of custom applications for Verity's products is not included in standard hotline support. If Licensees wish to acquire such support, it is available through Verity's Consulting group at the then-current consulting rates.

PRIORITY LEVELS OF ERRORS

In the performance of Maintenance Services, Verity applies priority ratings to problems reported by Licensees.

A) Priority I Errors.
   -----------------

         DESCRIPTION: Program errors that prevent some function or process from substantially meeting the functional specification and which seriously affect the overall performance of the function or process and no work-around is known.

         VERITY RESPONSE: Verity shall promptly initiate the following procedures: (1) assign senior Verity engineers to correct the error;
         (2) notify senior Verity Management that such errors have been reported and that steps are being taken to correct the error; (3) provide Licensee with periodic reports on the status of corrections; (4) commence work to provide Licensee with a work-around until final solution is available; (5) provide final solution to Licensee as soon as it is available.

B) Priority II Errors.
   ------------------


         DESCRIPTION: Program errors that prevent some function or process from meeting functional specification, but has a reasonable work-around.

         VERITY RESPONSE: Verity shall provide a work-around to the Licensee and shall exercise commercially reasonable efforts to include the fix for the error in the next software maintenance release.


C) Priority III Errors.
   -------------------

         DESCRIPTION: Program errors that prevent some portion of a function from meeting functional specification but do not seriously affect the overall performance ofthe function.

         VERITY RESPONSE: Verity may include the fix for the error in the next major release of the Software.

VERITY CORPORATION
OEM AGREEMENT


                                    EXHIBIT C
                       VAR APPLICATION PACKAGE DESCRIPTION

Name of Application program which Licensee will be sublicensing under the
Agreement: Description of Application Package: Text Object Manager is an Application that will store and retrieve text data as well as provide full text retrieval to augment the core ObjectStore.






Modules:








Functions and objectives:










NOTE: Use additional Exhibit(s) if additional Application programs are to be added to this Agreement.

TOPIC/E INTERNET SERVER PRODUCT ADDENDUM

     This Topic Intemet Server Product Addendum sets forth additional and different terms and conditions applicable to the Topic Internet Server Software and accessible through an On-Line Service and shall be incorporated by reference in the OEM Agreement (check off appropriate box) executed by Verity, Inc. and Licensee ("Partner Agreement"). Such different or additional terms are applicable only to the distribution of the Topic Internet Server Software and in no way alter the terms and conditions applicable to other Software incorporated into the Partner Agreement, other Product Addendum or Third Party Addendum.

     1. DEFINITIONS. Except as provided below, all terms used in this Product Addendum shall retain the same meaning as defined in the Partner Agreement.

       1.1 "On-Line Service" shall mean a dial-up, remote access or interactive service as further described in Attachment 1.

       1.2 "Subscribers" shall mean individuals, including End Users, who access the Application described in Attachment[Dagger] 1 via an On-Line Service.

     2. LICENSE GRANT. In addition to the distribution rights granted under
Section 1 of the Partner Agreement, Verity also grants Licensee a non-exclusive and nontransferable right to create an On-Line Service utilizing the Topic Internet Server Software which is accessible to Subscribers or to Subscribers of End User Customers of Licensee (Customer), solely for the purpose of using the Applications; provided, however, Licensee acknowledges Licensee, nor Customer has no right to distribute any Software via the On-Line Service.

     3. PROPRIETARY RIGHTS NOTICE. In addition to Licensee's obligations, if any, relating to copyright notices set forth in Section 7.1 of the Partner Agreement, Licensee shall include, and shall require Customer to include a copyright notice on the web page of the On-Line Service indicating that portions of the Application include technology used under license from Verity, Inc. In addition, Licensee shall include and shall require Customer to include the Verity logo on any search button in the Application or the web page of the On-Line Service.

     4. OTHER FEES. If Licensee or Customer have any gross revenue (as further defined in Section 4.1 below) resulting from subscriptions for the On-Line Service, then in addition to the fees set forth in Exhibit[Dagger] A of the Partner Agreement Licensee or Customer shall pay to Verity the following fees:

      4.1 annually a total Subscription Fee in the amount of the greater of (i) the percentage set forth in Attachment'{' 1 of aggregate gross revenue arising from or associated with subscriptions for the On-Line Service, or (ii) the non-refundable Minimum Annual Subscription Commitment Fee, if any, set forth in Attachment? 1. For purposes of this Section 4.1, gross revenues in (i) above would include any revenue resulting directly from Subscribers' use of the On-Line Service, such as the sale of information or products on-line, on-line access charges or access fees, but exclude any revenue derived indirectly from the On-Line Service, such as sales resulting from telephone orders or other sales channels advertised on the On-Line Service., or sales derived from data feeds provided to Customer by Licensee. The Minimum Annual Subscription Commitment Fee shall be paid upon execution of this Product Addendum and upon each anniversary date thereafter. Any Minimum Annual Subscription Commitment Fee shall be due and payable whether or not any Subscription Fees are ever received by Licensee or Customer. All Subscription Fees owed in excess of the Minimum Annual Subscription Commitment Fee shall be paid within thirty (30) days after the end of the calendar quarter in which they were received by Licensee or Customer and shall be accompanied by a report describing the basis for calculation of such Subscription Fees.

     4.2 In addition to the support fees described in Section 5 of the Partner Agreement, Licensee shall purchase second-line support for the On-Line Service from Verity for the term of this Product Addendum as set forth in Attachment[Dagger]1.

     5. LICENSEE INDEMNIFICATION. In addition to the indemnification provided by Licensee to Verity in Section[Dagger]11 of the Partner Agreement, Licensee agrees to defend, indemnify and hold Verity and Verity Licensors from and against any claims by a Reseller, End User, Subscriber, or other party arising out of (i)[Dagger]operation or use of the OnLine Service and (ii)[Dagger]any claims of infringement arising from or in connection with End Users, Resellers, Subscribers, or any other party's use of third party content accessed using the Software or the On-Line Service.

     6. RECORDS AND REPORTS. In addition to the parties' rights and obligations under Section 6 of the Partner Agreement, Licensee and Licensees Customer shall maintain complete and accurate records relating to any and all information relevant to or associated with Licenseels determination and calculation of gross revenues from subscriptions from the On-Line Service (Subscription Informationi), for purposes of determining Subscription Fees owed to Verity. Verity shall also have the right to audit Subscription Information records, and transaction tracking records in accordance with the procedure described in
Section 6 of the Partner Agreement. On a monthly basis (or quarterly basis, if Licensee is an OEM), Licensee shall provide Verity with a written sales report in the form to be supplied by Verity. Such reports shall, at a minimum, contain the following information: (i) an accounting of the Subscription Fees; and
(ii)[Dagger]second-line support fees due to Verity associated with the On-Line Service. Such reports shall be provided no later than fifteen (15) days after the end of each month or quarter, as applicable.

     7. OTHER TERMS AND CONDITIONS. All other terms and conditions in the Partner Agreement shall remain in full force and effect with respect to the Topic Internet Server Software. In the event of a conflict between the term of this Product Addendum and the Partner Agreement, the terms of this Product Addendum shall govern.


The foregoing is agreed to by:

Verity, Inc.
                                    Licensee

By:                                 By:

Name:                               Name:

Title:                              Title:

Dale:                               Date:


VERITY CORPORATION

OEM AGREEMENT

                                    EXHIBIT D
                          VERITY DATA ACCESS STANDARDS

1.   QUERY LANGUAGE OPERATORS AND SYNTAX

Query capability enhancements may be created by Verity which rely upon queries containing Verity Query Language operators and syntax not normally used by the Application or for functionality not licensed by Licensee.

The Application will not trap, require modification, or otherwise restrict access to the full Verity Query Language, including all operators and syntax formats. The Verity Query Language is described in the Verity Developer Kit API Reference Guide, Appendix A: Verity Query Language.

2.   TDK GATEWAYS

If Licensee implements a TDK Gateway for use in the Application, Licensee will provide Verity with an executable form of the TDK Gateway prior to the first Application release which uses the TDK Gateway and updates thereto for prior to each subsequent commercial release of the TDK Gateway. Licensee grants Verity, at no fee and free of royalties, the unrestricted, perpetual right to modify, incorporate, reproduce and redistribute the TDK Gateway within Verity software. TDK Gateway usage is described in the Verity Developer Kit Configuration Options Guide, Chapters 5-8.

As used in this Agreement, TDK Gateway means code generated by the Licensee which is used to read in documents or data which is received from sources in a format not supported natively by the Verity engine. If such documents or data is delivered from a DBMS, a feed, or other source that is not natively understood by the Verity engine, a gateway must be written to index that data. In some cases, the gateway is also required to retrieve the document for viewing.

3.  CALLBACKS

A TDK Gateway includes functions which meet the specification for VGW Callbacks required by a Table of Stream Gateway, as well as any Application functions invoked by the VGW Callback functions.

The VGW Callbacks for a Table Gateway are:

          VgwSessionNewCBFnc
          VgwSessionFreeCBFnc
          VgwTableNewCBFnc
          VgwTableFreeCBFnc
          VgwTableGetlnfoCBFnc
          VgwTableGetlnfoFreeCBFnc
          VgwTableReadCBFnc
          VgwTableReadFreeCB Fnc
          VgwTableExistCBFnc
          VgwTableUpdateCBFnc
          VgwTableDeleteCBFnc

     The VGW Callbacks for a Stream Gateway are:

          VgwSessionNewCBFnc
          VgwSessionFreeCBFnc
          VgwStreamNewCBFnc
          VgwStreamFreeCBFnc
          VgwStreamReadCBFnc

VER1TY CORPORATION
OEIH AGREEMENT
- -------------------------------------------------------------------------------

                                    EXHIBIT D
                          VERITY DATA ACCESS STANDARDS


1.      QUERY LANGUAGE OPERATORS AND SYNTAX

Query capability enhacements may be created by Verity which rely upon queries containing Verity Query Language operators and syntax not normally used by the Application or for functionally not licensed by License.

The Application will not trap, require modification, or otherwise restrict access to the full Verity Query Language, including all operators and syntax formats. The Verity Query Language is described in the Verity Developer Kit API Reference Guide, Appendix A: Verity Query Language.

2.     TDK GATEWAYS

If Licensee implements s TDK Gateway for use in the Application, Licensee will provide Verity with an excutable form of the TDK Gateway prior to the first applicaton release which usses the TDK Gateway and updates thereto for prior to each subsequent commercial release of the TDK Gateway. Licensee grants Verity at no fee and free or royalties, the unrestricted, perpetual right to modify, incorporate, reproduce and redistribute the TDK Gateway within Verity software. TDK Gateway usage is described in the Verity Developer Kit Configuration Options Guide, Chapters 5-8.

As used in this Agreement, TDK Gateway means code generatd by the License which is used to read in documents or data which is received from sources in a format not supported natively by the Verity engine. If such documents or data is delivered from a DBMS, a feed, or other source that is not matively understood by the Verity engine, a gateway msut be written to index that data. In some cases, the gateway is also required to retrieve the document for viewing.


3.     CALLBACKS

A TDK Gateway inclucdes functions which meet the specification for VGW Callbacks required by a Table of Stream Gateway, as well as any Application functions invoked by the VGW Callbacks functions.

The VGW Callbacks for a Table Gateway are:

          VgwSessionNewCBFnc
          VgwSessionFreeCBFnc
          VgwTableNewCBFnc
          VgwTableFreeCBFnc
          VgwTableGetlnfoCBFnc
          VgwTableGetlnfoFreeCBFnc
          VgwTableReadCBFnc
          VgwTableReadFreeCB Fnc
          VgwTableExistCBFnc
          VgwTableUpdateCBFnc
          VgwTableDeleteCBFnc


 The VGW Callbacks for a Stream Gateway are:

          VgwSessionNewCBFnc
          VgwSessionFreeCBFnc
          VgwStreamNewCBFnc
          VgwStreamFreeCBFnc
          VgwStreamReadCBFnc

         PRODUCT SOURCE CODE ESCROW ADDENDUM - Subscribed License

Verity maintains a Source Code Escrow account with Data Securities International, Inc. (DSI), 9555 Chesapeake Drive, Suite 200, San Diego, CA 92123. In connection with the OEM Agreement between Verity and Licensee dated February 29, 1996, Verity agrees to enroll Licensee as a Subscribed Licensee to its Source Code Escrow Account, under the following terms and conditions:

Product Source Code Escrow Service is available only to Licensees who have purchased Product Maintenance Service and is provided at no additional charge to the Lieensee.

Upon receipt of initial Maintenance fees by verity, Verity will register Licensee with DSI. Licensee's enrollment with DSI shall be renewed annually, concurrent with the renewal of Maintenance Service by the Licensee.

Verity certifies that a copy of the Product Source Code, defined as the human readable embodiment of the computer code associated with the Products licensed pursuant to the Agreement and implementing specif'~e algorithms from which the Products will be derived, has been deposited with DSI.

Verity shall direct DSI to release a copy of the Product Source Code to Licensee in the event that:

     a) Verity ceases to make Maintenance Service available to its customers generally for the then current release of the Products(s) licensed by Licensee; or
     b) Verity
          (i) files for bankruptcy,
          (ii)becomes the subject of any proceedings seeking relief or reorganization, or rearrangement under any laws relating to bankruptcy,
          (iii) makes an assignment for the benefit of creditors or
          (iv) commences the liquidation, dissolution, or winding up of its business.

In the event Licensee obtains Product Source Code pursuant to this Addendum, 'Licensee will be entitled to use such Product Source Code for the sole purpose of internal maintenance of the Produets(s) (i.e. error correction), and subject to Licensee's continued performance and all other terms and conditions under the Agreement. Licensee is expressly prohibited from the distribution licensing, sale, modification for distribution or licensing and/or any other disposition, disclosure or release to third parties of the Product Source Code by any persons or entities, including but not limited to, Licensee and/or its agents and employees.



VERITY, INC.                                    LICENSEE:  Object Design Inc.
                                                         ---------------------

                                             /S/ JUSTIN PERREAULT
- -------------------------------              ----------------------------------
Signature                                    Signature

                                                  JUSTIN PERREAULT
- -------------------------------              ----------------------------------
Typed or Printed Name                        Typed or Printed Name

                                                Chief Operating Officer
- -------------------------------              ----------------------------------
Title                                        Title

                                                       2/29/96
- -------------------------------              ----------------------------------
Date                                         Date

                                                                      EXHIBIT F



                   ATTACHMENT FOR REQUIRED PROPRIETARY NOTICES


FOR PUBLICATIONS AND DOCUMENTATION

Copyright 1994 Verity, Inc. All rights reserved. No part of this publication may be reproduced, transmitted, stored in a retrieval system, nor translated into any human or computer language, in any form or by any means, electronic, mechanical, magnetic, optical, chemical, manual or otherwise, without the prior written permission of the copyright owner, Verity, Inc., 1550 Plymouth Street, Mountain View, California 94043-1230. The copyrighted software that accompanies this manual is licensed to the End User for use only in strict accordance with the End User License Agreement, which the License should read carefully before commencing use of the software. English Electronic Thesaurus 1993 by InfoSoft[Registered Trademark] International, Inc. Adapted from the Oxford Thesaurus[Copyright] 1991 by Oxford University Press and from Roget's II: The New World Thesaurus[Copyright] 1980 by InfoSoft International, Inc. All rights reserved. Reproduction or disassembly of embodied programs and dathbases prohibited.

Document format filters include software from WORD FOR WORD copyright by Mastersoft Inc., 1986 through 1994.

Verity[Registered Trademark] and TOPIC[Registered Trademark] are registend trademarks of Verity, Inc.

Workstation, NFS, and Sun Operating System {SunOS) are trademarks of Sun Microsystems, Inc.

UNIX is a trademark of UNIX System is a trademark of the Massachusetts Institute of Technology.

OSF and Motif are trademark of the Open Software Foundation Inc.

VMS is a trademark of Digit Equipment Corporation.

Macintosh is a registend trademark of Apple Computer, Inc.

Microsoft and MS-DOS a registered trademarks, and Windows is a tradehark of Microsoft Corporation.

IBM and Presentation Manager are registration trademarks, and OS/2 is a trademark of International Business Machines Corporation.

InfoSoft is a registered trademark of InfoSoft International, Inc.

All other trademarks are owned by their respective claimants.

NOTICE TO GOVERNMENT END USERS

If this product is enquired under the terms era DOD CONTRACT: Use, duplication, or disclosure by the Government is subject to restrictions as set forth in subparagraph (c)(1)(ii) of 252.227-7013. Civilian agency contract: Use, reproduction or disclosure is subject to 52.227-19 (a) through (d) and restri~ons set forth in the accompanying end user agreement. Unpublished-rights reserved under the copyright laws of the United States. Verity, Inc., 1550 Plymouth Street, Mountain View, California 94043-1230.

FOR "ABOUT SCREENS" AND PACKAGING

Copyright[Copyright] 1989 - 1994 Verity, Inc. All rights reserved. Reproduction or disassembly of embodied programs and databases prohibited.

English Electronic Thesaurus[Copyright] 1993 by InfoSoft[Registered Trademark] International, Inc. Adapted from the Oxford Thesaurus[Copyright] 1991 by Oxford University Press and from Roget's II: The N~v World Thesaurus[Copyright] 1980 by InfoSoft International, Inc. All rights reserved. Reproduction or diassembly of embodied programs and databases prohibited. Document format filter include software from WORD FOR WORD copyright by Mastersoft Inc., 1986 through 1994. Verity[Registered Trademark] and TOPIC[Registered Trademark] are registered trademarks of Verity, Inc.

[LOGO information to be added.l